Exhibit 99.3
INDEPENDENT AUDITOR’S REPORT
To the Members
Electric Visual Evolution, LLC and Subsidiaries
We have audited the accompanying consolidated balance sheet of Electric Visual Evolution, LLC and Subsidiaries, (the “Company”) as of December 31, 2006, and the related consolidated statement of income, members’ deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the management of the Company. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.
We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the consolidated financial position of Electric Visual Evolution, LLC and Subsidiaries as of December 31, 2006 and the results of its operations and its cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.
Moss Adams LLP
January 13, 2008
Irvine, California

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET

As of
December 31, 2006

Assets
Current assets:
Cash and cash equivalents	$374,934
Accounts receivable — net	3,455,997
Inventories	1,847,281
Prepaid expenses	284,693

Total current assets	5,962,905

Property and equipment — net	518,136
Notes receivable from members	149,568
Intangible assets — net	432,991
Goodwill	29,909
Other assets	17,701

Total assets	$7,111,210

Liabilities and Members’ Deficit
Current liabilities:
Lines-of-credit	$176,908
Accounts payable	3,765,769
Accrued expenses	1,383,808
Income taxes payable	64,229
Current portion of long-term debt	280,941
Current portion of notes payable to related parties	107,075

Total current liabilities	5,778,730

Long-term debt — net of current portion	123,785
Notes payable to related parties — net of current portion	3,468,087
Minority interest in subsidiaries	190,112
Members’ deficit	(2,449,504)

Total liabilities and members’ deficit	$7,111,210

See the accompanying notes to consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME

Year ended
December 31, 2006
Net sales	$17,710,360
Cost of sales	7,665,695

Gross profit	10,044,665
Selling, general and administrative expenses	9,536,759

Operating income	507,906
Other income (expense):
Interest income (expense), net	(205,337)
Other expense, net	(21,619)

Total other income (expense)	(226,956)

Income before provision for income taxes and minority interest	280,950
Provision for income taxes	131,416

Income before minority interest	149,534
Minority interest	(125,978)

Net income	$23,556

See the accompanying notes to consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF MEMBERS’ DEFICIT

Members’
Deficit
Balance, December 31, 2005	$(2,473,060)
Net income	23,556

Balance, December 31, 2006	$(2,449,504)

See the accompanying notes to consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS

Year Ended
December 31,2006

Cash flows from operating activities:
Net income	$23,556
Noncash items included in net income:
Increase in allowance for doubtful accounts	52,459
Depreciation and amortization	213,722
Loss on disposal of property and equipment	2,618
Increase in allowance for sales reserve	278,760
Minority interest	125,978
Minority interest in other comprehensive income of subsidiaries	59,348
Interest on note payable to related party	144,715
Changes in:
Accounts receivable	(1,360,978)
Inventories	195,094
Prepaid expenses	(136,886)
Other assets	13,183
Accounts payable	489,872
Accrued expenses	549,522
Income taxes payable	(11,280)

Net cash provided by operating activities	639,683

Cash flows from investing activities:
Purchases of intangible assets	(204,973)
Purchases of property and equipment	(242,130)

Net cash used in investing activities	(447,103)

Cash flows from financing activities:
Net borrowings on lines-of-credit	58,632
Principal repayments on long-term debt	(53,668)
Increase in notes receivable from members	(10,487)
Increase in notes payable to shareholder	10,177
Principal repayments of related party notes payable	(78,070)

Net cash used in financing activities	(73,416)

Net increase in cash and cash equivalents	119,164

Cash and cash equivalents— Beginning of year	255,770

Cash and cash equivalents — End of year	$374,934

Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$60,622
Income taxes	$131,521

Supplemental disclosure of noncash investing information:
Notes payable entered into for the purchase of property and equipment	$91,025
See the accompanying notes to consolidated financial statements.

ELECTRIC VISUAL EVOLUTION, LLC AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 - Nature of Business
     Electric Visual Evolution, LLC (“Electric USA”) was originally formed as a California limited liability company in 1999. Electric USA is headquartered in San Clemente, California, and designs, develops, and distributes high performance products under the “Electric” trade name for the action sports and lifestyle markets in the United States of America and Canada. Electric USA’s current product offerings include sunglasses, snow and motocross goggles, and branded apparel and accessories.
     Electric Europe SARL (“Electric Europe”) was incorporated in France in 2000. Electric USA owns ninety-eight percent of Electric Europe, which manages the sales, distribution, customer service, and administration of “Electric” products in the European countries.
     Electric Visual Evolution Australia Pty Ltd (“Electric Australia”) was originally incorporated in Australia in 2000 under the name NJOYA Pty Ltd. On June 30, 2006, Electric USA was granted a fifty-one percent ownership with voting rights in Electric Australia enabling Electric USA to manage the sales, distribution, customer service, and administration of “Electric” products in Australia. Electric Australia has a June 30 year end and the current consolidated financial statements include operations from July 1, 2006 through December 31,2006. Additionally, Electric Australia has an equity investment of forty percent in Electric Visual Evolution New Zealand Pty Ltd (“Electric New Zealand”), which has been accounted for under the equity method. Electric New Zealand manages the sales, distribution, customer service, and administration of “Electric” products in New Zealand and Asia.
     Electric Visual Evolution Spain, S.L. (“Electric Spain”) was incorporated in Spain in 2006. Electric USA owns eighty-nine percent of Electric Spain, which manages the distribution of “Electric” products in Spain.
Note 2 - Summary of Significant Accounting Policies
     Basis of presentation - The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
     Principles of consolidation - The consolidated financial statements include the accounts of Electric USA and its majority owned subsidiaries Electric Europe, Electric Australia, and Electric Spain (collectively the “Company”). All inter-company accounts and transactions have been eliminated upon consolidation. All subsidiary assets are located outside the United States.
     Cash and cash equivalents - For the purpose of reporting cash flow, cash includes cash on hand and all highly liquid investments and demand deposits in banks and financial institutions with an original maturity of ninety days or less.
     Accounts receivable - The Company performs ongoing credit evaluations of its customers and adjusts credit limits based upon payment history and the customer’s current credit status, as determined through the Company’s audit of current information available. The Company carries its accounts receivable at invoiced amounts less allowances for doubtful accounts and other deductions. The Company does not accrue interest on its outstanding trade receivables. Management continuously evaluates the ability to collect accounts receivable based on a combination of factors. A reserve for doubtful accounts is maintained based on historical experience with customers including past payment history, the length of time receivables are past due and the status of a customer’s financial position. While such credit losses have historically been generally within the expectations and provisions established by the Company, there can be no assurances that the Company will continue to experience the same credit loss rates that have been experienced in the past. Receivables are written off in the year deemed uncollectible after all methods of collections have been exhausted.
     Credit risk - Financial instruments which potentially subject the Company to credit risk consist principally of accounts receivable and cash. Specialty stores and select department stores located throughout the United States,

Europe, Canada, Australia, Spain, and New Zealand account for a substantial portion of accounts receivable. The Company grants unsecured credit and does not require collateral from substantially all of its customers. The Company and its subsidiaries maintain cash at various financial institutions in the U.S., Canada, France, Australia, New Zealand, and Spain. Accounts in the U.S. are insured by the Federal Deposit Insurance Corporation up to $100,000 per financial institution. At December 31, 2006 and at various times throughout the year then ended, the Company had U.S. bank deposits in excess of federally insured limits. The Company did not experience any losses in such accounts. Management believes that the Company is not exposed to any significant credit risk with respect to its cash.
     Inventories - Inventories are stated at the lower of cost, using the first-in, first-out method, or market.
     Property and equipment - Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is computed using the straight-line method over estimated useful lives ranging from three to five years. Amortization of leasehold improvements is computed using the straight-line method over the lesser of the term of the related lease or the estimated useful lives of the assets. Expenditures for repairs and maintenance are expensed as incurred. Gains or losses from the sale or retirement of property and equipment are charged to operations in the period realized or incurred. Depreciation and amortization expense related to property and equipment was approximately $138,000 for the year ended December 31, 2006.
     Impairment of long-lived assets - The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. To date, no such write-downs have occurred.
     Goodwill and identified intangible assets - The Company accounts for intangible assets in accordance with SFAS No. 142 “Goodwill and Other Intangible Assets.” Accordingly, intangible assets with finite useful lives are amortized and intangible assets with indefinite lives are not amortized, but rather are tested for impairment annually. At December 31, 2006, management assessed whether there had been any impairment in the value of goodwill or intangible assets with indefinite lives by comparing the fair value to the net carrying value of the intangible assets. If the carrying value exceeds its estimated fair value, an impairment loss would be recognized. Based upon management’s assessment, there was no impairment loss adjustments required during the year ended December 31, 2006.
     Revenue recognition - The Company recognizes revenue when the following criteria are met: (1) there is persuasive evidence of an arrangement with the customer; (2) the sales price is fixed or determinable; (3) merchandise is shipped and title and risk of loss have passed to the customer in accordance with the terms of sale; and (4) collection of the sales price is reasonably assured.
     The Company’s standard sales agreements with its customers do not provide for any rights of return by the customer, other than returns for product warranty related issues. The Company may, at its discretion, accept other returns. The Company records provisions for other returns or sales discounts based upon historical analysis of other returns and sales discounts. Actual returns and claims in future periods may differ from the Company’s estimates.
     Shipping and handling - The Company accounts for shipping and handling fees as revenue. Shipping and handling costs are included in selling, general and administrative expenses and amounted to approximately $219,000.
     Product warranty - The Company warrants its products for one year. The standard warranty requires the Company to replace any product or portion thereof that is deemed a manufacturer’s defect. Historically, the Company’s warranty expenditures have been insignificant and, as such, management has not deemed a warranty reserve necessary at December 31, 2006. Currently, warranty expenditures are expensed in the period incurred and for the year ended December 31, 2006 were approximately $30,000.
     Research and development costs - The Company expenses research and development costs as incurred.
     Advertising and promotion - The Company’s promotion and advertising efforts include athlete sponsorships, magazine advertisements, retail signage and displays, trade shows and other events. Such costs are expensed when incurred. For the year ended December 31, 2006, these expenses totaled approximately $2,294,000 and are included in operating expenses.
     Use of estimates - The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.
     Merchandise risk - The Company’s success is largely dependent upon its ability to gauge the fashion tastes of its targeted consumers and provide merchandise that satisfies consumer demand. Any inability to provide appropriate merchandise in sufficient quantities in a timely manner could have a material adverse effect on the Company’s business, operating results and financial condition.
     Income taxes - As a limited liability company (“LLC”), the Company does not pay federal income taxes. Any resulting federal income is allocated to the members and is included on their personal income tax returns. However, the Company is subject to a minimum state franchise tax of $800 and a limited liability company fee, which amounted to $11,760 for the year ended December 31, 2006.
     The Company’s subsidiary, Electric Europe, SARL is organized as a French corporation and is responsible for paying taxes to the French government. Based upon the statutory rates set, income tax expense related to the French operation was approximately $118,000 for the year ended December 31, 2006.
     The Company’s subsidiary Electric Australia is organized as an Australian Company (Pty Ltd) and is responsible for paying taxes to the Australian government at a statutory rate of 30% of net income. Electric Europe Australia encountered a loss for the year ending June 30, 2007. As such, there is no tax due at June 30, 2007 or at December 31, 2006.
     The Company’s subsidiary Electric Visual Evolution Spain, S.L. is organized as a limited liability company, SL (Sociedad Limitadas).
     Foreign currency - The Company follows the principles of SFAS No. 52, Foreign Currency Translation, in accounting for foreign currency transactions. Realized foreign currency transactional gains and losses resulting from inventory purchases are recorded in cost of sales. Unrealized gains and losses resulting from foreign currency translations are either accumulated as a component of equity of the related company as accumulated other comprehensive income (loss) or included in the results of operations depending on the determination of the functional currency.
     The functional currency of Electric Europe is the local currency, and therefore gains and losses resulting from the foreign currency translation are accumulated as a separate component of members’ deficit as accumulated other comprehensive income (loss). At December 31, 2006, such amounts were not significant.
     The functional currency of the Electric USA’s Canadian division is determined to be the U.S. dollar. As such, the transactional effects of the foreign currency remeasurement for this division are included in the results of operations. At December 31, 2006, such amounts were not significant.
     The functional currency of Electric Australia is the local currency, and therefore gains and losses resulting from the foreign currency translation are accumulated as a separate component of consolidated members’ deficit as accumulated other comprehensive income (loss). At December 31, 2006, such amounts were not significant.
     The functional currency of Electric Spain is the local currency, and therefore gains and losses resulting from the foreign currency translation are accumulated as a separate component of consolidated members’ deficit as accumulated other comprehensive income (loss). At December 31, 2006, such amounts were not significant.
     Intellectual property rights - The Company’s success depends to a significant degree upon its ability to protect and preserve its intellectual property, including copyrights, trademarks, patents, service marks, trade secrets, and similar intellectual property. The Company relies on the intellectual property, patent, trademark, and copyright laws of the

United States and other countries to protect its proprietary rights. However, the Company may be unable to prevent third parties from using its intellectual property without its authorization, particularly in those countries where the laws do not protect its proprietary rights as fully as in the United States. The use of the Company’s intellectual property or similar intellectual property by others could reduce or eliminate any competitive advantage the Company has developed, causing it to lose sales or otherwise harm its business. If it became necessary for the Company to resort to litigation to protect these rights, any proceedings could be burdensome and costly and the Company may not prevail.
     International operations - As a result of its international business, the Company is exposed to increased risks inherent in conducting business outside of the United States. In addition to foreign currency risks and increased difficulty in protecting the Company’s intellectual property rights and trade secrets, these risks include (i) unexpected government action or changes in legal or regulatory requirements, (ii) social, economic or political instability, (iii) increased exposure to interruptions in air carrier or shipping services which could significantly and adversely affect the Company’s ability to obtain timely delivery of products from international suppliers or to timely deliver its products to international customers. Although the Company believes the benefits of conducting business internationally outweigh these risks, any significant adverse change in circumstances or conditions could have a significant adverse effect upon the Company’s operations and its financial performance and condition.
Note 3 - Accounts Receivable
At December 31, 2006, accounts receivable consist of:

	Electric	Electric	Electric	Electric
	USA	Europe	Spain	Australia	Total
Accounts receivable	$2,292,183	$768,504	$187,895	$642,708	$3,891,290
Elimination of related party receivables	(27,216)	(249,951)	—	(1,183)	(278,350)

	2,264,967	518,553	187,895	641,525	3,612,940
Allowance for doubtful accounts	(86,647)	(65,876)	—	(4,420)	(156,943)

	$2,178,320	$452,677	$187,895	$637,105	$3,455,997

Note 4 - Inventories
At December 31, 2006, inventories consist of:

	Electric	Electric	Electric	Electric
	USA	Europe	Spain	Australia	Total
Finished goods	$1,120,268	$301,417	$42,965	$382,631	$1,847,281
Approximately $28,000 of Electric USA’s finished goods inventory is located in Canada.
Note 5 - Property and Equipment
At December 31, 2006, property and equipment consists of:

	Electric	Electric	Electric	Electric
	USA	Europe	Spain	Australia	Total
Equipment and molds	$525,194	$5,273	$1,997	$52,114	$584,578
Automobiles	79,026	—	—	152,679	231,705
Computers and software	52,094	2,077	356	—	54,527
Leasehold improvements	—	—	—	20,010	20,010
Furniture and fixtures	9,779	145,533	7,930	—	163,242

	666,093	152,883	10,283	224,803	1,054,062
Accumulated depreciation and amortization	(394,380)	(47,891)	(804)	(92,851)	(535,926)

Property and equipment — net	$271,713	$104,992	$9,479	$131,952	$518,136

Substantially all of the Company’s molds are located outside of the United States at manufacturers’ facilities.

Note 6 - Intangible Assets
Intangible assets consist of the following:

	December 31, 2006
	Gross Carrying	Accumulated	Gross Carrying
	Amount	Amortization	Amount
Finite Life:
Trademark and Tradenames	$664,322	$(231,331)	$432,991
     Intangible assets, other than indefinite-lived intangible assets, are amortized over estimated useful lives principally ranging from four years to ten years, with no residual values. The weighted-average useful life of intangible assets is approximately 8.3 years. Amortization expense for the year ended December 31, 2006 was approximately $76,000. Estimated annual amortization expense by fiscal year, based on the Company’s intangible assets at December 31, 2006, is as follows:

Year Ending December 31,
2007	$91,000
2008	91,000
2009	93,000
2010	53,000
2011	22,000
Thereafter	83,000

$433,000

Note 7 - Business Combination
     As of June 30, 2006, the Company was granted a 51% interest in NJOYA Pty Ltd (“NJOYA”) for the use of the “Electric” trademark in Australia. The entities had a preexisting relationship whereby NJOYA acted as an informal distributor of “Electric” products in Australia since the year 2000. The business combination was accounted for using the purchase method in accordance with Financial Accounting Standards Board Statement Number 141, Business Combinations. There was $29,909 of goodwill recognized in relation to the transaction. NJOYA changed its legal name to Electric Visual Evolution Australia Pty Ltd (“Electric Australia”). The condensed balance sheet of Electric Australia at June 30, 2006 was as follows:

Current assets	$614,343
Property and equipment, net.	127,564
Goodwill	29,909

Total assets	$771,816

Current liabilities	$654,858
Notes payable	116,958

Total liabilities and equity	$771,816

Note 8 - Lines-of-Credit
     Electric USA has a $600,000 line-of-credit with a financial institution to fund its short-term working capital requirements. Advances under the line bear interest at the 30 day commercial paper rate plus 2.90% (8.20% at December 31, 2006). Interest on the outstanding balance is payable monthly or accrued into the outstanding balance of the line. The loan agreement expired in April 2007 and contains no covenants as it is secured by assets of a related party. There was approximately $133,000 outstanding on this line-of-credit facility at December 31, 2006. The Company did not renew the line of credit. See Note 13 for subsequent financing obtained.
     Electric Australia has a $120,000 AUD line-of-credit with a financial institution to fund its short-term working capital requirements. Advances under the line bear interest at 9.24% (standard variable). Interest on the outstanding balance is payable monthly or accrued into the outstanding balance of the line. The loan agreement expired in December 2007 and contains no covenants, as it is secured by a stockholder of Electric Australia. There was approximately $44,000 outstanding on this line-of-credit facility at December 31, 2006.

Note 9 - Long-Term Debt
At December 31, 2006, long-term debt consists of:

		Electric	Electric
	Electric USA	Europe	Australia	Total
Notes payable for two vehicles, secured by the vehicles, due in monthly installments of $622 and $801, including fixed interest at 2.9% and 4.9% per annum through July 2010	$56,148	$—	$—	$56,148

Unsecured note payable to unrelated individual due in monthly installments of $10,532, including fixed interest at 6% per annum through July 2007. The Company has approximately $90,000 in back principal payable on this note at December 31, 2006	151,785	—	—	151,785

Unsecured note payable to bank due in monthly installments of 515€, including fixed interest at 3.8% per annum through September 2009	—	21,278	—	21,278

Unsecured note payable to bank due in monthly installments of 999€, including fixed interest at 3.45% per annum through April 2011	—	62,092	—	62,092

Various notes payable for vehicles, secured by the vehicles, due in various monthly installments up to $901 AUD, with fixed interest rates up to 9.345% per annum, expiring at various dates through February 2008	—	—	91,647	91,647

Unsecured notes payable for equipment, due in various monthly installments up to $1,172 AUD, with fixed interest rates up to 9.1% per annum, expiring at various dates through September 2008	—	—	21,776	21,776

Total	207,933	83,370	113,423	404,726
Less: current portion	(166,994)	(21,336)	(92,611)	(280,941)

	$40,939	$62,034	$20,812	$123,785

Annual principal maturities of long-term debt are due as follows:

		Electric	Electric
Year Ending December 31,	Electric USA	Europe	Australia	Total
2007	$166,994	$21,336	$92,611	$280,941
2008	15,788	22,111	20,812	58,711
2009	16,392	20,868	—	37,260
2010	8,759	15,363	—	24,122
2011	—	3,692	—	3,692

	$207,933	$83,370	$113,423	$404,726

Note 10 - Related Party Transactions
At December 31, 2006, notes payable to related parties consists of:

		Electric	Electric
	Electric USA	Europe	Australia	Total
Note payable to a majority member of the Company. The note is due in monthly installments of $5,649, including variable interest at the Prime Rate plus ..5% per annum payable monthly through October 2010. Subsequent to December 31, 2006, this note was subordinated to the Company’s primary lender	$442,794	$—	$—	$442,794

Unsecured notes payable to minority stockholders. Non-interest bearing and due upon demand. At December 31, 2006, no demand had been made and repayment is not anticipated within the next twelve months	—	23,468	—	23,468

Unsecured amounts payable to majority stockholders. Non-interest bearing and due upon demand. At December 31, 2006, demand had been made and repayment was made in 2007	—	—	69,884	69,884

Note payable to an entity owned by a relative of the majority member of the Company. The note is secured by the majority members’ interest in the Company. The note balance is an accumulation of borrowings from the years 2000 through 2002 with accrued interest from the dates of the borrowings to December 31, 2006. Repayment terms on the note are set as annual installments of interest only in the amount of $150,372 beginning October 2007 through October 2011 with annual principal and interest repayments in the amount of $694,641 starting October 2012 through October 2016. The note bears interest at a fixed rate of 5% per annum. Subsequent to December 31, 2006, this note was subordinated to the Company’s primary lender
	3,039,016	—	—	3,039,016

Total	3,481,810	23,468	69,884	3,575,162
Less: current portion	(37,191)	—	(69,884)	(107,075)

	$3,444,619	$23,468	$—	$3,468,087

          Annual principal maturities of notes payable to related parties debt are due as follows:

Year Ending December 31,
2007	$107,075
2008	39,979
2009	42,975
2010	322,649
2011	—
Thereafter	3,062,484

$3,575,162

     Sales to related entity - A member of the Company owns retail stores that purchase products from the Company. Aggregated sales to these stores during the year ended December 31, 2006 were approximately $65,000. The Company had receivables of approximately $7,000 due from this entity at December 31, 2006.
     Notes receivable from members - Two of the majority members have notes payable to the Company. The notes are unsecured, bear interest at 5% per annum and are due upon demand. The Company has the right to assign, sell or otherwise transfer the notes either in part or entirely without the borrowers’ consent.

Note 11 - Commitments and Contingencies
     Leases - Electric USA leases its primary operating facilities in San Clemente, California under the terms of non-cancelable operating leases. The leases expire in March 2008 and carry an aggregate monthly rental of approximately $8,800 plus taxes, subject to cost of living increases each renewal period. The Company also has additional operating leases for office equipment, which expire on various dates through June 2009, and have aggregate monthly payments of approximately $400. Rent expense for Electric USA was approximately $106,000 for the year ended December 31, 2006. Electric Europe leases its primary operating facility and warehouse in Soorts Hossegor, France. The leases expire from July 2009 to January 2014 and carry aggregate monthly rentals of $1,700. Electric Europe also has additional operating leases for automobiles and office equipment, which expire on various dates from April 2008 through September 2010 and have aggregate monthly payments of $2,900. Rent expense for Electric Europe was approximately $62,000.
     Electric Australia leases its primary operating facility and warehouse in Byron Bay, Australia. The leases expire in April 2007 and then convert to month to month leases. Aggregate monthly rentals are $2,000. Rent expense for Electric Australia was approximately $11,000 for the six months ended December 31, 2006.
     Electric Spain leases its primary operating facility and warehouse in Urduliz, Spain. The lease expires in December 2010 and carries aggregate monthly rentals of $600. Rent expense for Electric Spain was approximately $9,000 for the year ended December 31, 2006.
     Future minimum annual lease payments under non-cancelable operating leases are as follows:

		Electric	Electric	Electric
Year Ending December 31,	Electric USA	Europe	Spain	Australia	Total
2007	$113,000	$69,000	$9,000	$9,000	$200,000
2008	32,000	48,000	8,000	—	88,000
2009	2,000	23,000	8,000	—	33,000
2010	—	15,000	8,000	—	23,000
2011	—	14,000	—	—	14,000
Thereafter	—	41,000	—	—	41,000

	$147,000	$210,000	$33,000	$9,000	$399,000

     Professional athlete retainers - The Company establishes relationships and enters into endorsement agreements with professional athletes in order to promote the “Electric” brand and products. The contracts are primarily of short duration and can be terminated at any time by either party. Some of these contracts provide incentives for magazine exposure and competitive victories while wearing or using “Electric” products. Accordingly, the amounts of future payments under the terms of these agreements cannot be predicted with certainty. The Company has also agreed to pay minimum monthly payments to some of the athletes. The estimated monthly expenditures under existing contracts are approximately $42,000. Such expenses are an ordinary part of the Company’s operations and are expensed as incurred. Total expenses incurred during the year ended December 31, 2006 under the aforementioned athlete, retainers were approximately $579,000 and are included in selling, general and administrative expenses.
     Sponsorship agreements - Pursuant to certain sponsorship agreements entered into on July 1, 2005 and January 1, 2006, the Company is required to pay promotional fees and royalties on sales of certain signature eyewear bearing the respective athletes’ name. The promotional fees are set as minimum monthly payments to be made to the athletes through the termination of the contracts on December 31, 2008. The royalty percentages range from 5% to 6% of the net income generated on the sales of the athletes’ signature eyewear and have no minimum requirements. Promotional fees paid under these contracts during the year ended December 31, 2006 amounted to approximately $82,000 and are included in selling, general and administrative expenses. Royalties paid under these agreements during the year ended December 31, 2006 amounted to approximately $47,000 and are included in selling, general and administrative expenses.
     Future minimum promotional fees to be paid under these agreements are as follows:

Year Ending December 31,
2007	$88,000
2008	100,000

$188,000

     Licensing agreement - Pursuant to a certain exclusive licensing agreement, the Company has the right to use the “Wolfpak” trademark and trade name on or in association with certain products that the Company produces. The Company is required to pay royalties at 6% of net income from individual sales with a minimum net income threshold of $25 per unit sold. There are no minimum annual royalty amounts. The agreement expires May 31, 2008. Royalty expense related to this agreement for the year ended December 31, 2006 was insignificant.
     Tax penalties - The Company has potential penalties of $80,000 to $100,000 for the late filing of certain informational forms required to be included with the Company’s income tax returns including: Federal form 5471 (for the years ending December 31, 2000 through 2005), Federal form TDF 90-22.1 (December 31, 2005) and Canada Form T-2 (December 31, 2005).
     Litigation - Subsequent to September 30, 2007, the Company settled all claims with a former employee. The settlement obligates the Company to pay the former employee $350,000 if the Company is sold by January 18, 2008. If no sale occurs, the settlement agreement is null and void. The Company is subject to other legal proceedings and claims, which arise in the ordinary course of business. In the opinion of management, the ultimate amount of gain or loss with respect to these actions will not materially affect the financial position or results of operations of the Company.
Note 12 - Concentrations
     Supplier - During the year ended December 31, 2006, the Company had three suppliers that each comprised 10% or more of net inventory purchased during the year. Total purchases from these suppliers represented approximately 72% of the total purchases for the year. At December 31, 2006, the total amounts due to these suppliers were approximately $1,459,000 and are included in accounts payable.
Note 13 - Subsequent Event
     In May 2007, the Company entered into a financing agreement with a CIT Commercial Services for an asset based line of credit. The line provides for maximum borrowings of $3,000,000 which are limited to 80% of eligible accounts receivable and 50% of eligible inventory, not to exceed $1,000,000 or the amount of borrowings under the accounts receivable. Additionally, the line carries a letter of credit sub-limit of $1,000,000 for documentary letters of credit for the importation of inventory and an additional $370,000 of standby letters of credit for business purposes unrelated to the purchase of inventory. The facility has a term of two years and expires in May 2009. Borrowings under the facility bear interest at the Chase Bank Rate plus 1.5% per annum. The facility is collateralized by substantially all assets of the Company and is personally guaranteed by the majority members of the Company. Additionally, the facility required the subordination of certain related party notes payable listed in Note 10.